                                                                    EXHIBIT 12.1

                            SEAGATE TECHNOLOGY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                      FISCAL YEAR ENDED                 SIX MONTHS
                        ----------------------------------------------    ENDED
                        JUNE 30,  JULY 2,   JULY 1,  JUNE 30, JUNE 28, DECEMBER 27,
                          1992     1993       1994     1995     1996       1996
                        -------- ---------  -------- -------- -------- ------------
Income from continuing
 operations before
 provision for income
 taxes per statement of
 income                 $240,522 $(218,329) $469,389 $487,476 $331,460   $474,946
Add:
 Portion of rents
  representative of the
  interest factor         14,653    16,482    15,256   16,438   14,927      7,443
 Interest on
  indebtedness            80,749    74,724    73,576   70,332   55,825     18,014
 Amortization of debt
  expense and premium      1,761     1,917     2,166    2,219    2,044        804
                        -------- ---------  -------- -------- --------   --------
 Income as adjusted     $337,685 $(125,206) $560,387 $576,465 $404,256   $501,207
                        ======== =========  ======== ======== ========   ========
Fixed charges:
 Interest on
  indebtedness          $ 80,749 $  74,724  $ 73,576 $ 70,332 $ 55,825   $ 18,014
 Amortization of debt
  expense and premium      1,761     1,917     2,166    2,219    2,044        804
 Capitalized interest        --         99       575    1,176    8,720      3,359
 Portion of rents
  representative of the
  interest factor         14,653    16,482    15,256   16,438   14,927      7,443
                        -------- ---------  -------- -------- --------   --------
 Fixed Charges          $ 97,163 $  93,222  $ 91,573 $ 90,165 $ 81,516   $ 29,620
                        ======== =========  ======== ======== ========   ========
Ratio of earnings to
 fixed charges              3.48     (1.34)     6.12     6.39     4.96      16.92
                        ======== =========  ======== ======== ========   ========
                                      FISCAL YEAR ENDED                 SIX MONTHS
                        ----------------------------------------------    ENDED
                        JUNE 30,  JULY 2,   JULY 1,  JUNE 30, JUNE 28, DECEMBER 27,
                          1992     1993       1994     1995     1996       1996
                        -------- ---------  -------- -------- -------- ------------
Rents:                  $ 43,958 $  49,446  $ 45,767 $ 49,313 $ 44,781   $ 22,328
                        ======== =========  ======== ======== ========   ========
Portion of rents
 representative of the
 interest factor        $ 14,653 $  16,482  $ 15,256 $ 16,438 $ 14,927   $  7,443
                        ======== =========  ======== ======== ========   ========